As filed with the Securities and Exchange Commission on December 17, 2020

    Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Computer Task Group, Incorporated

(Exact name of registrant as specified in its charter)

New York	16-0912632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Delaware Avenue, Buffalo, New York 14209

(Address of Principal Executive Offices, Including Zip Code)

Computer Task Group, Incorporated 2020 Equity Award Plan

(Full Title of the Plan)

Peter P. Radetich, Esq.

Computer Task Group, Incorporated

Buffalo, New York 14209

(716) 882-8000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01	1,950,000	$6.61	$12,889,500.00	$1,406.24

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Computer Task Group, Incorporated 2010 Equity Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the reported high and low prices for the shares on NASDAQ composite reporting system on December 11, 2020.

EXPLANATORY NOTE

Computer Task Group, Incorporated (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 1,950,000 shares of common stock reserved for issuance pursuant to the Computer Task Group, Incorporated 2020 Equity Award Plan (the “2020 Equity Award Plan”).

Part I

INFORMATION REQUIRED IN THE PROSPECTUS

With respect to the 2020 Equity Award Plan, the information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Exchange Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2020 Equity Award Plan as specified by Rule 428(b) (1) under the Securities Act.

Part II

Information Required in the Registration Statement

ITEM 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 13, 2020;

(b)	The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 6, 2020, August 3, 2020 and November 2, 2020, respectively;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2020, February  11, 2020, February 25, 2020, March  3, 2020, April 14, 2020, April  21, 2020, June 17, 2020, July  9, 2020, July 21, 2020, August  12, 2020, August 18, 2020, September  10, 2020, September  21, 2020, October  13, 2020, October  20, 2020, November  12, 2020, and November 24, 2020; and

(d)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on January 13, 1999, including any amendment or report filed for the purpose of updating such description.

ITEM 4.	Description of Securities

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel

Certain legal matters with respect to the Common Stock being offered hereby have been passed upon by Peter P. Radetich, Senior Vice President, Secretary and General Counsel to the Registrant. As of December 17, 2020, Mr. Radetich beneficially owned Common Stock of the Registrant in an amount equal to approximately 1.3% of the issued and outstanding shares.

ITEM 6.	Indemnification of Directors and Officers

Section 722(a) of the New York Business Corporation Law (the “BCL”) generally provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he or she, or testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

In addition, Section 722(c) of the BCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she or testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Article V of the Registrant’s By-laws requires the Registrant to indemnify its officers and directors to the fullest extent in accordance with and permitted by law for the defense of civil and criminal proceedings against them by reason of their service as officers or directors.

Section 723 of the BCL provides that a person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in BCL section 722 shall be entitled to indemnification as authorized in such section. Except where a person has been successful in such matters, any indemnification under BCL Section 722 or otherwise permitted by law, unless ordered by a court, shall be made by a corporation only if authorized in the specific case by the Board of Directors or shareholders pursuant to BCL Section 723. In no event may indemnification be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 726 of the BCL empowers the Registrant to purchase and maintain certain types of directors and officers liability insurance. The Registrant has purchased and is maintaining in effect current directors and officers liability insurance which, in general, provides for indemnification of officers and directors for any damages, costs or expenses up to certain maximum amounts (which may change from time to time), which they are legally required to pay, resulting from any error, misstatement, misleading statement, act, omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by such officers or directors (subject to certain exceptions) solely by reason of their status as such. Such insurance does not cover fines or penalties imposed by law or losses which are not reimbursable by law. If available on terms and conditions deemed reasonable, the Registrant intends to purchase similar insurance in the future.

Section 402(b) of the BCL generally provides that a corporation’s certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the BCL (generally prohibiting unlawful dividends or distributions, share repurchases, distributions after dissolution, or loans). Article 10 of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for damages or any breach of duty after the adoption of said Article 10, except as otherwise provided by law.

The Registrant has entered into Indemnification Agreements with each of its executive officers and directors. The Indemnification Agreements generally provide that the Registrant will indemnify and hold each officer and director harmless to the fullest extent permitted by law against any and all losses in connection with any action or omission of the officer or director. The Indemnification Agreements also provide that, if the officer or director is successful in defending against a claim, the Registrant will indemnify the officer or director for any and all expenses reasonably incurred in connection with the proceeding. The foregoing is only a general summary of the terms of the Indemnification Agreements and is qualified by reference to the actual terms of the Indemnification Agreements, copies of which were filed as Exhibits 10.01 and 10.02 to the Registrant’s Form 8-K Report as filed with the Commission on November 12, 2020, and which are incorporated herein by reference.

ITEM 7.	Exemption from Registration Claimed

Not applicable

ITEM 8.	Exhibits

Exhibit No.	Description	Reference

4 (a)	Restated Certificate of Incorporation of the Registrant	(1)

4 (b)	Restated By-laws of the Registrant	(2)

4 (c)	Specimen Common Stock Certificate	(3)

4 (d)	Computer Task Group, Incorporated 2020 Equity Award Plan	(4)

5	Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel to Registrant as to legality of securities being registered	(4)

23 (a)	Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel (included in Exhibit No. 5)	(4)

23 (b)	Consent of KPMG LLP	(4)

23(c)	Consent of Grant Thornton LLP	(4)

24	Power of Attorney – included in the signature page of this registration statement	(4)

(1)	Filed as exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020, and incorporated herein by reference.
(2)	Filed as exhibit the Registrant’s Form 8-K filed with the SEC on August 12, 2020, and incorporated herein by reference.
(3)	Filed as exhibit 4(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 10, 2008, and incorporated herein by reference.
(4)	Filed herewith

ITEM 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on December 17, 2020.

COMPUTER TASK GROUP, INCORPORATED

BY:	/s/ Filip Gydé
Filip Gydé
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints PETER P. RADETICH and JOHN M. LAUBACKER, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(a) Principal Executive Officer

/s/ Filip Gydé Filip Gydé	Chief Executive Officer and Director	December 17, 2020

(b) Principal Financial and Accounting Officer

/s/ John M. Laubacker John M. Laubacker	Senior Vice President and Chief Financial Officer	December 17, 2020

(c) Directors

/s/ Filip Gydé Filip Gydé	December 17, 2020

/s/ James R. Helvey III James R. Helvey III	December 17, 2020

/s/ David H. Klein David H. Klein	December 17, 2020

/s/ Valerie Rahmani David H. Klein	December 17, 2020

/s/ Daniel J. Sullivan Daniel J. Sullivan	December 17, 2020

/s/ Owen J. Sullivan Owen J. Sullivan	December 17, 2020